Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Third Quarter 2024 Financial Results

Reports Net Investment Income of $0.63 Per Share and Net Asset Value of $20.36 Per Share

Recurring PIK Income as a Percentage of Total Investment Income Declines by Over 200 Basis Points

Continued Share Repurchase Program: Total of 33,429 Shares for an Aggregate Cost of Approximately $0.6 Million Repurchased During the Third Quarter; Accretive to NAV by $0.01 Per Share

Announces Fourth Quarter 2024 Quarterly Distribution of $0.69 Per Share

NEW YORK, November 7, 2024 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•	Total investment income for the third quarter of 2024 was $15.2 million, as compared to $16.3 million for the second quarter of 2024, and $18.6 million for the third quarter of 2023.

•

Core investment income[1], excluding the impact of purchase price accounting, for the third quarter of 2024 was $15.2 million, as compared to $16.2 million for the second quarter of 2024, and $18.3 million for the third quarter of 2023.

•

Net investment income (“NII”) for the third quarter of 2024 was $5.8 million ($0.63 per share) as compared to $6.5 million ($0.70 per share) in the second quarter of 2024, and $7.2 million ($0.75 per share) for the third quarter of 2023.

•	Net asset value (“NAV”), as of September 30, 2024, was $188.0 million ($20.36 per share), as compared to NAV of $196.4 million ($21.21 per share) as of June 30, 2024.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended September 30, 2024, were 33,429 shares at an aggregate cost of approximately $0.6 million, which was accretive to NAV by $0.01 per share.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase discount accretion in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

•

In July, the Company amended the terms of the senior secured revolving credit facility (“JPM Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”) by increasing the aggregate principal amount by $85.0 million, for a total of $200.0 million, and reduced the applicable margin from 2.80% per annum to 2.50% per annum. Additionally, the reinvestment period was extended from April 29, 2025 to August 29, 2026, and the maturity date was extended from April 29, 2026 to August 29, 2027. Finally, using the amended JPM Credit Facility, the Company refinanced the remaining $85.0 million of the Senior Secured Notes, due November 20, 2029 and issued by Portman Ridge Funding 2018-2 LLC (the “2018-2 Secured Notes”), on August 20, 2024.

Subsequent Events

•

On November 7, 2024, the Company declared a cash distribution of $0.69 per share of common stock. The distribution is payable on November 29, 2024 to stockholders of record at the close of business on November 19, 2024.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “Following the strong earnings we saw in the first half of 2024, the Company’s third quarter earnings were temporarily impacted by prudent cash and portfolio management initiatives prior to successfully refinancing the 2018-2 Secured Notes. However, I am very pleased with the work we did on the right-side of the balance sheet and the substantial improvements we made to the Company’s debt capital structure. Specifically, the Company upsized and termed out the JPM Credit Facility, while also reducing the spread by a full 30 basis points. Further, using the upsized and lower cost JPM Credit Facility, the Company refinanced the remaining $85.0 million of 2018-2 Secured Notes at the end of August, which resulted in further net spread savings of approximately 28 basis points. These savings are significant, and the Company’s new lower cost of financing positions the Company well for the future.

With that in mind, we continue to believe our stock remains undervalued and thus we continued repurchasing shares during the third quarter of 2024 under our Rule 10b-5 stock repurchase program. Specifically, during the quarter ended September 30, 2024, the Company repurchased 33,429 shares in the open market for an aggregate cost of approximately $0.6 million, which was accretive to NAV by $0.01 per share and reinforces our commitment to increasing shareholder value.

Looking ahead to the final quarter of 2024 and the beginning of 2025, with the Company’s balance sheet fortified by the amended lower cost JPM Credit Facility, we expect to be active in the market and net deployers of the Company’s capital which we believe will restore net investment income back in line with more normalized levels. Above all, despite the current economic uncertainty and a dynamic interest rate environment, we remain confident in our prudent investment strategy, strong pipeline, and experienced management team, and believe the Company remains well positioned with strong spillover earnings to continue to deliver positive returns to our shareholders.”

Selected Financial Highlights

•

Total investment income for the quarter ended September 30, 2024, was $15.2 million, of which $12.7 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio. This compares to total investment income of $18.6 million for the quarter ended September 30, 2023, of which $15.8 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio.

•

Core investment income for the third quarter of 2024, excluding the impact of purchase discount accretion, was $15.2 million, a decrease of $3.1 million as compared to core investment income of $18.3 million for the third quarter of 2023.

•	Net investment income (“NII”) for the third quarter of 2024 was $5.8 million ($0.63 per share) as compared to $7.2 million ($0.75 per share) for the third quarter of 2023.

•

Non-accruals on debt investments, as of September 30, 2024, were nine debt investments representing 1.6% and 4.5% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to nine debt investments representing 0.5% and 4.5% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of June 30, 2024.

•

Total investments at fair value as of September 30, 2024, were $429.0 million and consisted of investments in 95 portfolio companies. The debt investment portfolio at fair value as of September 30, 2024 was $347.0 million, which excludes CLO Funds and Joint Ventures, and was comprised of 72 different portfolio companies across 28 different industries with an average par balance per entity of approximately $2.7 million. This compares to total investments of $444.4 million at fair value as of June 30, 2024 and consisted of investments in 92 portfolio companies. The debt investment portfolio at fair value as of June 30, 2024 was $358.9 million, which excludes CLO Funds and Joint Ventures, and was comprised of 75 different portfolio companies across 28 different industries with an average par balance per entity of approximately $2.6 million.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of September 30, 2024 was approximately 11.9%.

•

Par value of outstanding borrowings, as of September 30, 2024, was $267.5 million compared to $285.1 million as of June 30, 2024, with an asset coverage ratio of total assets to total borrowings of 170% and 169%, respectively. On a net basis, leverage as of September 30, 2024 was 1.3x2 compared to net leverage of 1.3x2 as of June 30, 2024.

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $26.8 million and $36.6 million of cash and cash equivalents and restricted cash as of September 30, 2024 and June 30, 2024, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Results of Operations

Operating results for the three months ended September 30, 2024, and September 30, 2023, were as follows:

	For the Three Months Ended September 30,
($ in thousands, except share and per share amounts)	2024	2023
Total investment income	$15,177	$18,574

Total expenses	9,375	11,408

Net Investment Income	5,802	7,166

Net realized gain (loss) on investments	(11,419)	(1,636)

Net change in unrealized gain (loss) on investments	4,511	1,708

Tax (provision) benefit on realized and unrealized gains (losses) on investments	—	264

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(6,908)	336

Net realized gain (loss) on extinguishment of debt	(403)	(57)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(1,509)	$7,445

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.16)	$0.78
Net Investment Income Per Common Share:
Basic and Diluted:	$0.63	$0.75
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	9,244,033	9,505,172

Investment Income

The composition of our investment income for the three and nine months ended September 30, 2024, and September 30, 2023, was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Interest income, excluding CLO income and purchase discount accretion	$11,434	$13,174	$35,109	$41,436
Purchase discount accretion	25	238	210	1,706
PIK income	1,552	2,421	5,759	4,987
CLO income	254	502	1,335	1,879
JV income	1,669	2,073	5,122	6,861
Fees and other income	243	166	505	1,658

Investment Income	$15,177	$18,574	$48,040	$58,527

Less: Purchase discount accretion	$(25)	$(238)	$(210)	$(1,706)

Core Investment Income	$15,152	$18,336	$47,830	$56,821

Fair Value of Investments

The composition of our investment portfolio as of September 30, 2024, and December 31, 2023, at cost and fair value was as follows:

($ in thousands)	September 30, 2024			December 31, 2023
Security Type	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$338,616	$316,444	73.8%	$351,858	$336,599	71.9%
Second Lien Debt	36,758	28,885	6.7%	50,814	41,254	8.8%
Subordinated Debt	8,056	1,696	0.4%	7,990	1,224	0.3%
Collateralized Loan Obligations	7,881	6,786	1.6%	9,103	8,968	1.9%
Joint Ventures	64,153	52,288	12.2%	71,415	59,287	12.7%
Equity	29,493	22,879	5.3%	31,280	20,533	4.4%
Asset Manager Affiliates(1)	17,791	—	—	17,791	—	—
Derivatives	31	—	—	31	—	—

Total	$502,779	$428,978	100.0%	$540,282	$467,865	100.0%

(1)	Represents the equity investment in the Asset Manager Affiliates.

Liquidity and Capital Resources

As of September 30, 2024, the Company had $267.5 million (par value) of borrowings outstanding at a current weighted average interest rate of 6.7%, of which $108.0 million par value had a fixed rate and $159.5 million par value had a floating rate. This balance was comprised of $159.5 million of outstanding borrowings under the JPM Credit Facility, and $108.0 million of 4.875% Notes due 2026. On August 20, 2024, an optional redemption of the CLO occurred, and all rated notes were repaid in full. As of September 30, 2024, no 2018-2 Secured Notes were outstanding.

As of September 30, 2024, and December 31, 2023, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	September 30, 2024	December 31, 2023
Cash and cash equivalents	$13,736	$26,912
Restricted Cash	13,039	44,652
First Lien Debt	316,444	336,599
Second Lien Debt	28,885	41,254
Subordinated Debt	1,696	1,224
Equity	22,879	20,533
Collateralized Loan Obligations	6,786	8,968
Asset Manager Affiliates	—	—
Joint Ventures	52,288	59,287
Derivatives	—	—

Total	$455,753	$539,429

As of September 30, 2024, the Company had unrestricted cash of $13.7 million and restricted cash of $13.0 million. This compares to unrestricted cash of $9.8 million and restricted cash of $26.8 million as of June 30, 2024. As of September 30, 2024, the Company had $40.5 million of available borrowing capacity under the JPM Credit Facility.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of September 30, 2024, approximately 91.2% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as SOFR or the PRIME rate. 88.5% of these floating rate loans contain floors ranging between 0.50% and 5.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the JPM Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,732	$3,501	$5,270
Decrease in interest rate	$(1,712)	$(3,425)	$(5,072)

Conference Call and Webcast

We will hold a conference call on Tuesday, November 12, 2024, at 10:00 am Eastern Time to discuss our third quarter 2024 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 6715408.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/ma5zjqpa. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@portmanridge.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost of $391,156 and $426,630, respectively)	$357,459	$398,325
Non-controlled affiliated investments (amortized cost of $61,805 and $55,611, respectively)	58,507	55,222
Controlled affiliated investments (amortized cost of $49,818 and $58,041, respectively)	13,012	14,318

Total Investments at fair value (amortized cost of $502,779 and $540,282, respectively)	$428,978	$467,865
Cash and cash equivalents	13,736	26,912
Restricted cash	13,039	44,652
Interest receivable	5,544	5,162
Receivable for unsettled trades	—	573
Due from affiliates	1,518	1,534
Other assets	857	2,541

Total Assets	$463,672	$549,239

LIABILITIES
2018-2 Secured Notes (net of original issue discount of $— and $712, respectively)	$—	$124,971
4.875% Notes Due 2026 (net of deferred financing costs and original issue discount of $1,208 and $1,786, respectively)	106,792	106,214
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of $1,352 and $775, respectively)	158,126	91,225
Payable for unsettled trades	—	520
Accounts payable, accrued expenses and other liabilities	2,242	4,252
Accrued interest payable	4,659	3,928
Due to affiliates	1,029	458
Management and incentive fees payable	2,842	4,153

Total Liabilities	$275,690	$335,721
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,955,873 issued, and 9,231,454 outstanding at September 30, 2024, and 9,943,385 issued, and 9,383,132 outstanding at December 31, 2023	$92	$94
Capital in excess of par value	714,933	717,835
Total distributable (loss) earnings	(527,043)	(504,411)

Total Net Assets	$187,982	$213,518

Total Liabilities and Net Assets	$463,672	$549,239

Net Asset Value Per Common Share	$20.36	$22.76

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$11,357	$13,283	$35,891	$42,915
Non-controlled affiliated investments	356	631	763	2,106

Total interest income	11,713	13,914	36,654	45,021
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	1,343	2,308	5,255	4,694
Non-controlled affiliated investments	209	113	504	293

Total payment-in-kind income	1,552	2,421	5,759	4,987
Dividend income:
Non-controlled affiliated investments	1,669	1,429	5,122	4,677
Controlled affiliated investments	—	644	—	2,184

Total dividend income	1,669	2,073	5,122	6,861
Fees and other income:
Non-controlled/non-affiliated investments	243	166	505	1,644
Non-controlled affiliated investments	—	—	—	14

Total fees and other income	243	166	505	1,658

Total investment income	15,177	18,574	48,040	58,527

EXPENSES
Management fees	1,611	1,844	5,020	5,666
Performance-based incentive fees	1,230	1,519	3,838	5,007
Interest and amortization of debt issuance costs	5,120	6,343	16,210	19,047
Professional fees	283	502	1,357	1,473
Administrative services expense	596	617	1,313	1,947
Directors’ expense	143	138	466	469
Other general and administrative expenses	392	445	1,331	1,308

Total expenses	9,375	11,408	29,535	34,917

NET INVESTMENT INCOME	5,802	7,166	18,505	23,610

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	(11,419)	(2,361)	(13,754)	(10,713)
Non-controlled affiliated investments	—	725	—	(399)
Controlled affiliated investments	—	—	(6,644)	(80)

Net realized gain (loss) on investments	(11,419)	(1,636)	(20,398)	(11,192)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	5,430	4,219	(5,392)	(4,316)
Non-controlled affiliated investments	(994)	(1,117)	(2,909)	(662)
Controlled affiliated investments	75	(1,394)	6,917	(3,450)

Net change in unrealized gain (loss) on investments	4,511	1,708	(1,384)	(8,428)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	—	264	537	671

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(6,908)	336	(21,245)	(18,949)

Net realized gain (loss) on extinguishment of debt	(403)	(57)	(655)	(275)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(1,509)	$7,445	$(3,395)	$4,386

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.16)	$0.78	$(0.37)	$0.46
Net Investment Income Per Common Share:
Basic and Diluted:	$0.63	$0.75	$1.99	$2.48
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	9,244,033	9,505,172	9,295,008	9,533,835

(1)

During the three months ended September 30, 2024 and 2023, the Company received $— and $0.1 million, respectively, of non-recurring fee income that was paid in-kind and included in this financial statement line item. During the nine months ended September 30, 2024 and 2023, the Company received $0.1 million and $0.6 million, respectively, of non-recurring fee income that was paid in-kind and included in this financial statement line item.